Release Date:                                               Further Information:

IMMEDIATE RELEASE                                           David J. Bursic
August 15, 2003                                             President and CEO
                                                                   Or
                                                            Pamela M. Tracy
                                                            Investor Relations
                                                            Phone: 412/364-1913




                WVS FINANCIAL CORP. ANNOUNCES EARNINGS PER SHARE
                           AND FISCAL YEAR NET INCOME

     Pittsburgh, PA -- WVS Financial Corp. (NASDAQ:WVFC), the holding company for West View Savings Bank, today reported that for the fiscal year ended June 30, 2003, diluted earnings per share totaled $1.28, compared to $1.63 for fiscal year 2002. Net income totaled $3,348,000 for the fiscal year ended June 30, 2003 compared to net income of $4,448,000 for fiscal 2002. The $1,100,000 decrease in net income during the fiscal year was primarily attributable to a $2,314,000 decrease in net interest income, which was partially offset by a $743,000 decrease in income tax expense, a $285,000 decrease in provision for loan loss, a $148,000 decrease in non-interest expense, and a $38,000 increase in non-interest income. The decrease in net interest income reflects historically low market interest rates, higher levels of loan repayments, the residual effects of higher cost long-term borrowings and lower overall yields on adjustable rate earning assets. The decrease in income tax expense was primarily attributable to a decrease in taxable income. The decrease in provision for loan loss was principally attributable to pay downs in the loan portfolio and the pending payoff of a non-performing commercial real estate loan. The decrease in non-interest expense was primarily attributable to a decrease in payroll related costs, which were partially offset by an increase in data processing expenses and fixed asset costs. The increase in non-interest income was principally attributable to the sale of investments from the Company's investment portfolio.

     Diluted earnings per share and net income for the quarter ended June 30, 2003 totaled $0.32 and $835,000, respectively, compared to $0.42 and $1,133,000 for the same period in 2002. The $298,000 decrease in net income for the quarter ended June 30, 2003 was primarily attributable to a $959,000 decrease in net interest income and a $7,000 decrease in non-interest income, which were partially offset by a $289,000 decrease in income tax expense, a $223,000 decrease in non-interest expense, and a $156,000 decrease in provision for loan losses. The decrease in net interest income reflects historically low market interest rates, higher levels of loan repayments, the residual effects of higher cost long-term borrowings and lower overall yields on adjustable rate earning assets.

     The decrease in income tax expense was principally attributable to decreased levels of taxable income. The decrease in non-interest expense was primarily attributable to decreases in payroll related costs and decreases in legal expenses associated with the work-out of two non-performing loans. The decrease in provision for loan loss was attributable to pay downs in the loan portfolio and the pending payoff of a non-performing commercial real estate loan.

     In reviewing the Company's performance during fiscal 2003, David J. Bursic, President and Chief Executive Officer stated: "WVS Financial Corp's earnings were impacted by a 45-year low in market interest rates. Despite this extended period of low market interest rates, during fiscal 2003 the Company increased its stock price by $2.18 or 13.78% and maintained its quarterly cash dividends, which yielded over 3.50%. I am also pleased to report that U.S. Banker Magazine ranked the Company #23 of the Nation's Top 200 Publicly Traded Community Banks, Ranked by 3-year Average Return on Equity."

     WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.

                               --TABLES ATTACHED--
                                      # # #

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




                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)



                                                         June 30,       June 30,
                                                           2003          2002
                                                        (Unaudited)  (Unaudited)
                                                        -----------  -----------
Total assets                                             $367,188      $404,911
Net loans receivable                                       91,669       152,905
Investment securities available-for-sale                   25,641         8,426
Investment securities held-to-maturity                    121,841       142,958
Mortgage-backed securities available-for-sale               4,387         6,450
Mortgage-backed securities held-to-maturity               107,492        76,093
Deposits                                                  169,317       174,559
FHLB advances                                             153,390       159,937
Other borrowings                                            9,453        33,731
Equity                                                     30,618        30,253
Book value per share                                        11.86         11.30
Return on average assets                                     0.89%         1.16%
Return on average equity                                    10.97%        14.85%

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED OPERATING DATA
                      (In thousands except per share data)




                                           Three Months Ended           Twelve Months Ended
                                                 June 30,                     June 30,
                                               (Unaudited)                  (Unaudited)
                                       --------------------------  ---------------------------
                                            2003           2002          2003           2002
                                       -----------    -----------   -----------    -----------
Interest income                        $     4,139    $     5,544   $    19,231    $    23,760
Interest expense                             2,761          3,208        11,810         14,025
                                       -----------    -----------   -----------    -----------
Net interest income                          1,378          2,336         7,421          9,735
Provision for loan losses                     (156)             0          (228)            57
                                       -----------    -----------   -----------    -----------
Net interest income after
  provision for loan losses                  1,534          2,336         7,649          9,678
Non-interest income                            159            167           725            687
Non-interest expense                           818          1,041         3,956          4,104
                                       -----------    -----------   -----------    -----------
Income before income tax
  expense                                      875          1,462         4,418          6,261
Income taxes                                    40            329         1,070          1,813
                                       -----------    -----------   -----------    -----------

NET INCOME                             $       835    $     1,133   $     3,348    $     4,448
                                       ===========    ===========   ===========    ===========

EARNINGS PER SHARE:
  Basic                                $      0.32    $      0.42   $      1.28    $      1.63
  Diluted                              $      0.32    $      0.42   $      1.28    $      1.63
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                  2,582,813      2,686,663     2,617,576      2,723,891
  Diluted                                2,594,053      2,692,474     2,624,395      2,732,491


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